Exhibit 99.1

NEWS RELEASE

RAMBUS ANNOUNCES ACCELERATED SHARE REPURCHASE

LOS ALTOS, Calif. – August 19, 2010 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today announced that it has initiated a share repurchase program to repurchase approximately $90 million of its common stock pursuant to a Share Repurchase Agreement with J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“JP Morgan”), as part of the Company’s share repurchase program.

“This share repurchase demonstrates our confidence in Rambus’ long-term prospects and illustrates our continuing commitment to increasing shareholder value,” said Satish Rishi, senior vice president and chief financial officer at Rambus.

Under the Share Repurchase Agreement, Rambus will pre-pay to JP Morgan the $90 million purchase price for common stock and JP Morgan will deliver to Rambus a number of shares of its common stock.  The number of shares delivered to Rambus will be determined based on the volume weighted average price of the common stock, calculated over a period of between one and four months following the date of the Share Repurchase Agreement, minus an agreed upon discount between the parties.  The shares of common stock will be delivered by JP Morgan to Rambus on the third business day following the calculation period described above.

The Share Repurchase Agreement is part of the share repurchase program previously authorized by the Board of Directors of the Company.  As of August 19, 2010, before giving effect to the transaction under the Share Repurchase Agreement, there remained an outstanding authorization under the share repurchase program to repurchase approximately 10 million shares of the outstanding common stock.

About Rambus Inc.
Rambus is one of the world's premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of electronic systems. Rambus' patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

Forward-Looking Statements
This release contains or may include forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the purchase price of shares acquired pursuant to the Share Repurchase Agreement, the timing and the duration of prospective share purchases and the amount of cash that may be expended in connection with such share repurchases.  Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management.  Actual results may differ materially.  Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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RMBSFN

Press Contact:
Linda Ashmore
Rambus Inc.
(650) 947-5411
lashmore@rambus.com